Exhibit 1.2

Dated: as of 3 January 2012

(1) 1648285 Alberta ULC

(2) Brookfield Asset Management Inc.

LIMITED PARTNERSHIP AGREEMENT

In respect of

Brookfield Income Property Partners L.P.

APPLEBY

THIS LIMITED PARTNERSHIP AGREEMENT of Brookfield Income Property Partners L.P. (the “Partnership”) dated as of 3 January 2012 is made

BETWEEN:

(1)

1648285 Alberta ULC, an unlimited liability corporation formed under the laws of Alberta, having its registered office at Suite 800, 400-3rd Avenue SW, Calgary, Alberta, T2P 4H2, Canada (“General Partner”); and

(2)	Brookfield Asset Management Inc., a corporation formed under the laws of Ontario, having its registered office at 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2TS, Canada (“Initial Limited Partner”).

NOW THEREFORE the General Partner and the Initial Limited Partner (collectively, the “Partners”) hereby agree as follows:

1.	FORMATION.

The Partnership is formed pursuant to the Limited Partnerships Act 1883 of Bermuda, Partnership Act 1902 of Bermuda, and the Exempted Partnerships Act 1992 of Bermuda (together, the “Partnership Acts”).

2.	CERTIFICATE OF PARTICULARS OF A LIMITED PARTNERSHIP: CERTIFICATE OF PARTICULARS OF AN EXEMPTED PARTNERSHIP.

The General Partner shall file a Certificate of Particulars of a Limited Partnership and a Certificate of Particulars of an Exempted Partnership and the Partners shall take such further action as shall be appropriate to comply with all requirement of the formation and operation of an exempted limited partnership in Bermuda, and all other jurisdictions where the Partnership may elect to do business.

3.	NAME.

The name of the Partnership is “Brookfield Income Property Partners L.P.”. The General Partner shall have the power to change the name of the Partnership and shall give prompt notice of any such change to each Partner.

4.	CHARACTER OF BUSINESS.

The primary purpose of this Partnership is to: (i) acquire, hold, transfer, sell, dispose of, exchange, vote or otherwise exercise all rights, powers, privileges and other incidents of ownership or possession with respect to securities, investments and other partnership property; and (ii) to engage in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purposes and that is not forbidden by the law of the jurisdiction in which the Partnership engages in that business. The Partnership may also engage in or participate in any other lawful activities in which limited partnerships formed in Bermuda may engage or participate.

5.	REGISTERED OFFICE.

The registered office and principal place of business of the Partnership is 73 Front Street, Hamilton HM12, Bermuda, or at such place as may be designated by the General Partner.

6.	RESIDENT REPRESENTATIVE.

The resident representative of the Partnership shall be Jane Sheere, 73 Front Street, Hamilton HM12, Bermuda, or such other person as may be appointed by the General Partner.

7.	CAPITAL.

The General Partner shall contribute US$100.00 to the capital of the Partnership and shall be issued 100 general partner units in respect thereof which units shall entitle the General Partner to all the rights of a general partner of an exempted limited partnership under Bermuda law and the Initial Limited Partner shall contribute US$900.00 to the capital of the Partnership and shall be issued 900 limited partner units in respect thereof which units shall entitle the Initial Limited Partner to all the rights of a limited partner of an exempted limited partnership under Bermuda law. No additional capital contributions by the Partners are required, or without the consent of the General Partner, permitted.

8.	WITHDRAWALS: RETURN OF CAPITAL.

The Initial Limited Partner may withdraw from the Partnership upon the admission of the additional limited partners to the Partnership, and upon such withdrawal, its capital contribution shall be returned. The withdrawal of a Limited Partner hereunder shall not cause the dissolution of the Partnership, and all Partners shall continue to be subject to the provisions of this Agreement in all respects. The General Partner shall have no right to withdraw from the Partnership.

9.	ADMISSION OF ADDITIONAL LIMITED PARTNERS.

Additional limited partners (“Additional Limited Partners”) may be admitted to the Partnership by the General Partner, in its sole discretion. The prior consent of existing Limited Partners shall not be required to admit Additional Limited Partners and the admission of Additional Limited Partners shall not dissolve the Partnership, and all Partners shall continue to be subject to the provisions of this Agreement in all respects.

10.	NO ASSIGNMENT.

No Partner may pledge, sell, assign or otherwise transfer its interest in the Partnership without the consent of the General Partner. The assignment by any Limited Partner hereunder shall not cause the dissolution of the Partnership, and all Partners shall continue to be subject to the provisions of this Agreement in all respects.

11.	TERM: DISSOLUTION: CONTINUATION OF PARTNERSHIP.

The term of the Partnership shall commence on the date of registration of the Certificates, and shall continue until terminated by the first to occur of:

11.1	an election to terminate the Partnership by the General Partner;

11.2	the mutual agreement of the Partners; or

11.3	the bankruptcy, or dissolution of the General Partner.

12.	MANAGEMENT.

12.1	The General Partner may act for the Partnership in all matters.

12.2	The General Partner shall have full and complete charge of the management and control of the Partnership’s business and its assets, subject to the terms and conditions of this Agreement.

13.	INDEMNITY

13.1	Subject to the proviso below, the General Partner and any Director, Officer, committee member, liquidator, manager or trustee of the General Partner for the time being acting in relation to the affairs of the Partnership (each an “Indemnified Person”), and his heirs, executors and administrators shall be indemnified and held harmless out of the assets of the Partnership against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Partnership’s business or in the discharge of his duties and the indemnity contained in this clause shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this clause shall not extend to any matter which would render it void pursuant to the Partnership Acts.

13.2	Every Indemnified Person shall be indemnified out of the assets of the Partnership against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Partnership’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Partnership Acts in which relief from liability is granted to him by the court.

13.3	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to this Agreement in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Partnership to reimburse the person making such payment or effecting such discharge.

13.4	Each Limited Partner agrees to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Partnership, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Partnership PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

13.5	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to this Agreement shall be paid by the Partnership in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if any allegation of fraud or dishonesty is proved against the Indemnified Person.

13.6	No Indemnified Person shall be liable for the acts, defaults or omissions of any other Indemnified Person.

14.	AMENDMENTS.

The General Partner may make any amendment, supplement, discharge, alteration or modification (an “Alteration”) of or to this Agreement to reflect transfers of interests by Partners or Additional Limited Partners, the admission of substitute or new Additional Limited Partners, the substitution or addition of a General Partner, or the modification of the interests of the Partners or Additional Limited Partners. Any other provision of this Agreement may be amended, supplemented, altered, or discharged, and any provision hereof modified or waived, only by an instrument in writing signed by the General Partner; provided, however that if such Alteration has a material adverse effect on the rights or interests of any Partner or Additional Limited Partner, such Alteration shall be made only with the written consent of such Partner or Additional Limited Partner. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

15.	POWER OF ATTORNEY.

The Limited Partner hereby irrevocably constitutes and appoints the General Partner or its designees its true and lawful attorney, in its name, place and stead to make, execute, acknowledge and file with the appropriate authority:

15.1	any certificates and other instruments which may be required from time to time to be filed by the Partnership under the laws of Bermuda or any other governmental authority having jurisdiction or which the General Partner shall deem advisable, in its sole discretion, to file;

15.2	any certificates or other instruments amending or modifying certificates or instruments of the Partnership to evidence any changes therein provided for herein;

15.3	any certificates or other instruments which may be required to effectuate the dissolution and termination of the Partnership; and

15.4	any amendments to this Limited Partnership Agreement which the General Partner is authorised to make in accordance with the provisions of this Limited Partnership Agreement.

It being expressly understood and intended by such Limited Partner that such power of attorney is coupled with an interest. The foregoing power of attorney shall be irrevocable.

16.	COUNTERPARTS.

This Agreement may be executed in counterparts and it shall not be necessary that each counterpart be signed by each party hereto so long as each party shall have executed and delivered a counterpart.

17.	GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws in Bermuda.

IN WITNESS WHEREOF, the undersigned have executed this Limited Partnership Agreement as of the date first above written.

SIGNED by	)
for and on behalf of the General	)	GENERAL PARTNER
Partner in the presence of:	)	1648285 Alberta ULC
By:

Witness

SIGNED by	)
for and on behalf of the Limited	)	LIMITED PARTNER
Partner in the presence of:	)	Brookfield Asset Management Inc.
By:

Witness

15.2	any certificates or other instruments amending or modifying certificates or instruments of the Partnership to evidence any changes therein provided for herein;

15.3	any certificates or other instruments which may be required to effectuate the dissolution and termination of the Partnership; and

15.4	any amendments to this Limited Partnership Agreement which the General Partner is authorised to make in accordance with the provisions of this Limited Partnership Agreement.

It being expressly understood and intended by such Limited Partner that such power of attorney is coupled with an interest. The foregoing power of attorney shall be irrevocable.

16.	COUNTERPARTS.

This Agreement may be executed in counterparts and it shall not be necessary that each counterpart be signed by each party hereto so long as each party shall have executed and delivered a counterpart.

17.	GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws in Bermuda.

IN WITNESS WHEREOF, the undersigned have executed this Limited Partnership Agreement as of the date first above written.

SIGNED by	)
for and on behalf of the General	)
Partner in the presence of:	)	GENERAL PARTNER
1648285 Alberta ULC
By:

Witness

SIGNED by	)
for and on behalf of the Limited	)	LIMITED PARTNER
Partner in the presence of:	)	Brookfield Asset Management Inc.
By: Cyrus Madon, Senior Managing Partner

Witness